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                    [SIMPSON THACHER & BARTLETT LETTERHEAD]

                                                                      EXHIBIT 5

                                 March 4, 1996

Chemical Banking Corporation
270 Park Avenue
New York, New York 10017

Ladies and Gentlemen:

        We have acted as counsel to Chemical Banking Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 of the Company (the "Registration Statement"), filed on the date hereof with the Securities and Exchange Commission under the Securities of Act of 1933, as amended, relating to shares (the "Shares") of Common Stock, par value $1.00 per share, of the Company to be issued by the Company from time to time upon the exercise of Common Stock Subscription Warrants (the "Warrants") originally issued by The Chase Manhattan Corporation ("Chase") pursuant to a Warrant Agreement, dated as of July 24, 1992 (the "Warrant Agreement"), between Chase and Mellon Securities Trust Company, as warrant agent, and to be assumed by the Company pursuant to the Agreement and Plan of Merger, dated as of August 27, 1995 (the "Merger Agreement"), between Chase and the

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Chemical Banking Corporation               -2-                    March 4, 1996




Company, and in accordance with Section 259 of the Delaware General Corporation Law, upon the effectiveness of the proposed merger of Chase with and into the Company.

        We have examined the Warrant Agreement and the Merger Agreement. In addition, we have examined, and have relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

        In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

        Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Shares have been duly authorized and, when certificates representing the Shares have been duly executed, countersigned, registered and delivered upon exercise of any Warrant in accordance with the terms of such Warrant and the Warrant Agreement and payment of the exercise price therefor, the Shares will be validly issued, fully paid and nonassessable.
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                    [SIMPSON THACHER & BARTLETT LETTERHEAD]

                                      -3-

                                                                   March 4, 1996

Chemical Banking Corporation

        We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law.

        We hereby consent to the filing of this opinion of counsel as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption "Validity of Shares of Common Stock" in the Registration Statement.

                                                 Very truly yours,



                                                 /s/ Simpson Thacher & Bartlett
                                                -------------------------------
                                                SIMPSON THACHER & BARTLETT